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                                   EXHIBIT 21

                                 TO FORM 10-K OF
                           SEA PINES ASSOCIATES, INC.

                   SUBSIDIARIES OF SEA PINES ASSOCIATES, INC.

      Sea Pines Company, Inc., a South Carolina corporation, is a consolidated, wholly owned direct subsidiary of Sea Pines Associates, Inc. Sea Pines Company, Inc. has one significant subsidiary, Sea Pines Real Estate Company, Inc., a South Carolina corporation doing business as Sea Pines Real Estate Company.

      Sea Pines Associates, Inc. also owns all the common securities of Sea Pines Associates Trust I, a Delaware business trust, which holds a debenture issued by the Company.